EXHIBIT 23.3
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated March 31, 2005, accompanying the consolidated financial statements of South Coast Bancorp, Inc. and Subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
Los Angeles, California
February 7, 2006